August 18, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of NeoStem, Inc.’s Form 8-K dated August 12, 2011, and have the following comments:

1.	We agree with the statements made in the first, second, third and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey